Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 1-09100) of GOTTSCHALKS Inc. of our report dated May 16, 2006, with respect to the statements of net assets available for benefits of the GOTTSCHALKS Inc. Retirement Savings Plan as of December 31, 2005 and 2004, the related statements of changes in net assets available for benefits for the years then ended and the related supplemental Schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2005 and Schedule H, line 4j - schedule of reportable transactions for the year ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 11-K of the GOTTSCHALKS Inc. Retirement Savings Plan.

By /s/ Mohler, Nixon & Williams
      MOHLER, NIXON & WILLIAMS
     Accountancy Corporation

Campbell, California
June 26, 2006